Exhibit 2.1

CONSULTING AGREEMENT

This Consulting Agreement, dated as of January 23, 2016 (together with all Schedules, Exhibits and attachments hereto, collectively, the “Agreement”), is made by and between Great American Group, LLC, a California limited liability company, with a principal place of business at 21860 Burbank Blvd., Woodland Hills, CA 91367 (the “Consultant”) and Hancock Fabrics, Inc. with a principal place of business at 1 Fashion Way, Baldwyn MS, 38824 (the “Merchant”).

WITNESSETH:

WHEREAS, Merchant operates retail store locations and desires to retain Consultant to provide consulting services to Merchant with respect to the management and disposition of the Merchandise (as defined below) in the context of a “Store Closing Sale” (the “Sale”) at stores listed on Schedule A (the “Store(s)”).

WHEREAS, Consultant is willing to serve as Merchant’s consultant for the purpose of providing such consulting services, upon the terms and conditions and in the manner set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, the terms listed below shall have the respective meanings indicated:

1.1

“Gross Rings Method” Agent and Merchant shall jointly keep a strict count of gross register receipts for each item of Merchandise sold less applicable Sales Taxes but excluding any prevailing Sale discounts offered by Agent (“Gross Rings”).

1.2	“Lease” shall mean the lease, occupancy agreement, reciprocal easement or similar agreement pursuant to which Merchant has the right to occupy or utilize the Stores.

1.3	“Merchandise” shall mean all items of merchandise located in the Stores throughout the Sale term, and for greater certainty does not include any furniture, fixtures (trade or other) or equipment.

1.4	“Proceeds” shall mean the aggregate of the total amount (in dollars) of all sales of Merchandise made under this Agreement to retail consumers, exclusive of Sales Taxes.

1.5	“Sale Commencement Date” shall mean on or around February 16, 2016.

1.6	“Sale” shall have the meaning set forth in the recitals hereof.

1.7

“Sale Expenses” shall mean Store-level operating expenses incurred in connection with the Sale, limited to (i) advertising and signage and (ii) Supervisor fees and costs associated with performing the Services.

1.8	“Sale Term” shall mean the period of time beginning with the Sale Commencement Date and ending on the Sale Termination Date.

1.9	“Sale Termination Date” shall mean May 30, 2016, or such other date mutually determined by Merchant and Consultant to terminate the Sale.

1.10	“Services” shall mean the services to be performed by Consultant pursuant to Section 2.2 of this Agreement.

1.11	“Store Employees” shall mean those individuals who Merchant employs and retains in the Stores to conduct the Sale.

1.12	“Supervisor” shall mean the individual whom Consultant shall engage to provide Services in the Stores to Merchant in connection with the Sale.

2.	CONSULTING

2.1

Merchant hereby retains Consultant and Consultant hereby agrees to serve as an independent consultant to Merchant in connection with the conduct of the Sale as set forth herein. With respect to the Sale, Consultant shall serve as Merchant’s sole and exclusive consultant relative thereto throughout the Sale Term;

2.2	On the terms and conditions set forth herein, commencing as of the Sale Commencement Date, Consultant shall provide Merchant with the following Services with respect to the conduct of the Sale;

(i)	Provide qualified Supervisors to implement the Merchandise liquidation strategy in the Stores;

(ii)	Oversee the Sale of the Merchandise from the Stores in an effort to sell all of the Merchandise during the Sale Term;

(iii)	Determine and recommend appropriate point of purchase, point of sale and external advertising to effectively sell the Merchandise during the Sale Term, consistent with a “Store Closing” theme;

(iv)	Determine the appropriate pricing, display and discounting of Merchandise, as well as recommend appropriate staffing levels for the Stores (including Store Employees);

(v)	Sell all owned FF&E in the Stores pursuant to section 11.8 below;

(vi)	Coordinate accounting functions, including evaluation of sales of Merchandise, using Merchant’s infrastructure; and

(vii)	Provide such other related services deemed necessary or prudent by Merchant and Consultant under the circumstances giving rise to the Sale.

2.3

In connection with the Sale, Consultant shall directly retain and engage the Supervisors. The Supervisors are an independent contractor engaged by Consultant and is not and shall not be deemed to be an employee or agent of Merchant in any manner whatsoever; nor shall the Supervisor have any relationship with Merchant by virtue of this Agreement or otherwise which creates any liability or responsibility on behalf of Merchant for the Supervisors. During the Sale Term, the Supervisors shall perform Services during normal Store operating hours and for the period of time prior to the Store opening and subsequent to the Store closing as required in connection with the Sale in Consultant’s discretion.

2.4

Title to all Merchandise shall remain with Merchant at all times during the Sale Term until such Merchandise is sold by or on behalf of Merchant. All sales of Merchandise in the Stores shall be made on behalf of Merchant.

2.5

Should Merchant seek protection under Title 11 of the United States Code (the “Bankruptcy Code”) by commencing a chapter 11 case in the United States Bankruptcy Court for the District of Delaware or other appropriate district (such court, the “Bankruptcy Court”), Merchant shall file a motion (the “Assumption Motion”) in the Bankruptcy Court as soon as possible but in no event later than fourteen (14) days following the filing of such chapter 11 case (the “Petition Date”) seeking entry of an order on or before thirty-five (35) days following the Petition Date (the “Approval Order”) (1) authorizing and approving Merchant and Consultant to continue to conduct the Sale pursuant to the terms of this Agreement through the assumption by Merchant of this Agreement pursuant to section 365 of the Bankruptcy Code, or, to the extent applicable, such other provisions of the Bankruptcy Code or otherwise applicable law nunc pro tunc to the Petition Date, and (2) authorizing Merchant to continue to promote the Sale as a “Going Out of Business Sale,” “Liquidation Sale,” or “Store Closing Sale” as applicable. Should circumstances so require, Merchant agrees to seek such relief on an emergency basis.

3.	EXPENSES

3.1

In connection with the Sale, Merchant shall be responsible for the payment of all expenses incurred in operating the Stores and conducting the Sale, including all occupancy expenses for the Stores and all Sale Expenses; provided, however, that with respect to Sale Expenses of the type listed on Attachment B, Merchant’s responsibility shall be capped at the amounts set forth for such Sale Expense on Attachment B.

4.	CONSULTANT’S FEES

4.1

Consultant shall receive a fee for net sales results that meet or exceed a certain threshold of sales as a percentage of cost. Sales of each item and the cost of each item will be determined by the Gross Rings Method, provided that cost shall be determined on the basis of 101% of aggregate cost to account for shrinkage. The fee will be determined in accordance with Exhibit C and the applicable fee shall be applied from the first dollar of aggregate net sales.

4.2

Consultant shall submit invoices to Merchant every week beginning the week of February 16th, 2016, setting forth any Sale Expenses that have been incurred directly by Consultant during the prior one-week period.  Within five business days of the submission of such invoices, such invoices shall be paid in full by Merchant via wire transfer to the extent Merchant is responsible therefor pursuant to Section 3.1 hereof.

5.	STORE EMPLOYEES

5.1	Consultant shall consult with Merchant, and Merchant shall select and retain all Store Employees to be utilized as part of the Sale during the Sale Term.

5.2

Merchant has applied, and Merchant shall through the Sale Commencement Date continue to apply, historic practices and policies regarding its Store Employees, including, without limitation, as to hiring, termination, promotion and compensation. Merchant agrees to use its reasonable best efforts to insure that as of the Sale Commencement Date the Stores will be staffed with historical levels of Store Employees.

5.3

Subject to paragraph 8.1 hereof, Consultant shall have no liability to the Store Employees (including any of Merchant’s former employees) of any kind or nature whatsoever, including without limitation, with respect to severance pay, termination pay, vacation pay, pay in lieu of reasonable notice of termination, or any other expenses or liability arising from Merchant’s employment of such Store Employees prior to, during, and subsequent to the Sale.

6.	REPRESENTATION AND WARRANTIES OF CONSULTANT

6.1	Consultant hereby represents warrants and covenants in favor of merchant as follows:

(a)	Consultant has taken all necessary action required to authorize the execution, performance and delivery of this agreement, and to consummate the transactions contemplated hereby.

(b)

This Agreement is a valid binding obligation of Consultant enforceable in accordance with its terms, subject only to any applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(c)	No action or proceeding has been instituted or, to Consultant’s knowledge, threatened, affecting the consummation of this Agreement or the transactions contemplated herein.

(d)

Consultant is a “disinterested person” as that term is defined in section 101(14) of the United States Bankruptcy Code (the “Bankruptcy Code), as modified by Bankruptcy Code section 1107(b). Consultant has no connection with Merchant, its creditors, the U.S. Trustee for the District of Delaware, or any person employed in the office of the U.S. Trustee for the District of Delaware; is not a creditor, equity security holder, or insider of Merchant; is not and was not, within two years before the date hereof, a director, officer or employee of Merchant; and does not have an interest materially adverse to the interests of Merchant or any class of creditors or equity security holders thereof, by reason of any direct or indirect relationship to, connection with or interest in, Merchant.

7.	REPRESENTATIONS AND WARRANTIES OF MERCHANT

7.1	Merchant hereby represents warrants and covenants in favor of Consultant as follows:

(a)	Merchant has taken all necessary action required to authorize its execution, performance and delivery of this Agreement, and to consummate the transactions contemplated hereby.

(b)

This Agreement is a valid and binding obligation of Merchant enforceable in accordance with its terms, subject only to any applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(c)	No action or proceeding has been instituted or, to Merchant’s knowledge, threatened, affecting the consummation of this Agreement or the transactions contemplated herein.

8.	AFFIRMATIVE DUTIES OF CONSULTANT

8.1

Consultant shall reimburse, indemnify, defend and hold Merchant and its officers, directors, agents, and employees, harmless from and against any damage, loss, expense (including reasonable attorneys’ fees) or penalty, or any claim or action therefor, by or on behalf of any person, arising out of the performance or failure of performance of this Agreement, or due to any acts or omissions by the Consultant or its employees, Supervisor or other agents (“Employees”), including but not limited to breaches or violations of human rights legislation and, the Consultant’s Employees’ payroll claims (wage claims, claims for taxes required to be withheld from wages, social security, etc.), unemployment compensation claims, or actions taken by Consultant or its Employees.

8.2	At the conclusion of the Sale, Consultant shall leave the Stores in broom clean condition, except for existing unsold fixtures.

9.	AFFIRMATIVE DUTIES OF MERCHANT

9.1

Merchant shall be solely liable for, and shall pay when due, all Sale Expenses as well as all taxes, costs, expenses, accounts payable and other liabilities relating to the Sale, the Stores, Store Employees and Merchant’s business operations during the Sale, in each case to the extent Merchant is responsible for such Sale Expenses pursuant to Section 3.1.

9.2

Merchant shall prepare and process all reporting forms, certificates, reports and other documentation required in connection with the payment of all applicable taxes for the Stores to the appropriate taxing authorities. Merchant shall collect all sales taxes and Merchant shall pay the same to the appropriate taxing authorities in accordance with the applicable law.

9.3

Merchant shall indemnify and hold Consultant and its agents, employees, principals and Supervisor harmless from and against any and all damages, fines, penalties, losses, claims or expenses (including, without limitation, reasonable attorneys’ fees) that Consultant may incur or sustain arising out of Merchant’s failure to pay over to the appropriate taxing authority any taxes required to be paid by Merchant during the Sale Term in accordance with applicable law or to pay any liability referred to in Section 10.1 hereof.

9.4

Merchant shall use all reasonable efforts to cause all Store Employees, and all other representatives and agents of Merchant to cooperate fully with Consultant and its Supervisor in connection with the Sale during the Sale Term.

9.5

Merchant shall indemnify and hold Consultant and its agents, employees, principals and Supervisor harmless from and against all liabilities, claims, demands, damages, costs and expenses (including reasonable attorneys’ fees) arising from or related to the (i) negligent acts or omissions of Merchant or its agents, employees, in connection with the Sale, or (ii) the breach by Merchant of any of its obligations under this Agreement.

10.	INSURANCE

10.1

Merchant shall maintain throughout the Sale Term, liability insurance policies (including, but not limited to, product liability, comprehensive public liability insurance and auto liability insurance) covering injuries to persons and property in or in connection with Merchant’s operation of the Stores, and shall cause Consultant to be an additional insured with respect to all such policies. Merchant shall be responsible for the payment of all deductibles, self-insurance and other amounts payable in connection with any claim asserted under such policies, except for any claims arising directly from the negligence or willful misconduct of Consultant, or its employees, representatives, agents or Supervisor.

10.2

Consultant shall maintain throughout the Sale Term, liability insurance policies (including, but not limited to, comprehensive public liability and auto liability insurance) covering injuries to persons and property in or in connection with Consultant’s provision of Services at the Stores, and shall cause Merchant to be named an additional insured with respect to such policies.

11.	MISCELLANEOUS

11.1	Any notice or other communication under this Agreement shall be in writing and may be delivered personally or sent by facsimile or by prepaid registered or certified mail, addressed as follows:

(i)

In the case of Consultant:

Great American Group

21860 Burbank Blvd

Woodland Hills, CA 91367

Attn: Scott Carpenter and Billy Nichols

With a copy to:

Great American Group, LLC

21860 Burbank Blvd

Woodland Hills CA 91367

Attn.: Alan Forman

Executive Vice President & General Counsel

(ii)	in the case of Merchant: Hancock Fabrics Inc. One Fashion Way Baldwyn, Mississippi 38824 Attn: Dennis Lyons, Senior Vice President & Chief Administrative Officer

11.2

This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of California, without reference to any conflict of laws provisions, and the United States Bankruptcy Code to the extent applicable.

11.3

In the event any term or provision contained within this Agreement shall be deemed illegal or unenforceable, then such offending term or provision shall be considered deleted from this Agreement and the remaining terms shall continue to be in full force and effect.

11.4

This Agreement constitutes the entire agreement between the parties with respect of the subject matter hereof and supersedes all prior negotiations and understandings, and can only be modified by a writing signed by Merchant and Consultant.

11.5	This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns.

11.6

This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts, together, shall constitute one and the same instrument. Delivery by facsimile of this Agreement or an executed counterpart hereof shall be deemed a good and valid execution and delivery hereof or thereof.

11.7

Nothing contained herein shall be deemed to create any relationship between Consultant and Merchant other than that of an independent contractor. It is stipulated that the parties are not partners or joint venturers.

11.8

If Merchant elects, Consultant shall sell furniture, fixtures and equipment in the Stores (the “FF&E”) for a 15% commission subject to the provision outlined as consultant services, of the proceeds generated from the sale of such assets. Consultant shall have the right to abandon any unsold fixtures at the Stores at the conclusion of the Sale.

11.9

Merchant or Consultant may terminate this Agreement, effective upon three (3) days prior written notice to the other party to this Agreement, if the other party has materially breached this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the other party does not cure such breach within three (3) days after receipt of written notice of such breach. The terms and conditions of this Section 11 and Sections 1,3,4,5,8,9 and 11 shall survive the expiration or termination of this Agreement.

GREAT AMERICAN GROUP, LLC

By:	/s/ Scott K. Carpenter
Scott K. Carpenter
President, GA Retail

HANCOCK FABRICS, INC.

By:	/s/ Dennis Lyons
Dennis Lyons
Senior Vice President

EXHIBIT A

Store Closing List

See Attached

EXHIBIT B

Budget

●	ADVERTISING	$715,000
●	MISCELLANEOUS	$30,000
●	SUPERVISORS	$335,000
	TOTAL	$1,080,000

TOTAL BUDGET FOR STORES ON EXHIBIT A - 70 STORES

EXHIBIT C

CONSULTANTS FEE SCHEDULE

●	Under 145% of cost – 0.0%
●	145%-149.99% of cost – 0.20%
●	150%-154.99% of cost – 0.40%
●	155% of cost and above – 0.60%